UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amarin Corporation plc

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below are communications used by the Company beginning on February 6, 2023, which are posted to such website, including a press release, email to employees, and other communication. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release and shareholder letter issued by the Company:

Amarin Mails Letter to Shareholders Highlighting Sarissa’s Myths vs. The Facts

Company Files Investor Presentation and Urges Shareholders to Vote “AGAINST” Sarissa’s Proposals on the WHITE Proxy Card

DUBLIN, Ireland and BRIDGEWATER. N.J. Feb. 6, 2023 – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that it has mailed a letter to shareholders addressing the false and misleading statements made by Sarissa Capital Management and filed an investor presentation with the U.S. Securities and Exchange Commission urging shareholders to vote “AGAINST” all proposals on the WHITE proxy card. The General Meeting of Shareholders is scheduled to be held on February 28, 2023, and shareholders of record as of January 23, 2023, will be entitled to vote at the meeting. The letter and investor presentation can be found at www.voteamarin.com.

The full text of the letter being mailed to shareholders follows:

Dear Shareholder,

As we approach the February 28, 2023, General Meeting, you have an important decision to make regarding the future of your investment, and we want to ensure you have the facts. The bottom line is this: We understand your frustration and the stock price is not where we want it to be either. We agree that change was needed at Amarin – with a NEW Board, NEW management team and NEW strategy, we are working hard to turn Amarin around to drive value for you, our shareholders.

In contrast, Sarissa is attempting to oust our new Chairman and de facto gain control of the Board with seven underqualified individuals by distorting the facts and in some cases, promoting outright misinformation. While Sarissa’s 110-page presentation certainly taps into shareholder frustration, it conveniently ignores important facts that are critical to Amarin’s fate.

One thing has become clear – Sarissa is willing to say anything in an attempt to get on the Board. We take our fiduciary duties to all shareholders, large and small, seriously, and we understand the responsibility we have to each of you. Here are Sarissa’s myths vs. the facts:

Sarissa Fiction	The Facts	Here’s Why
SARISSA MYTH #1 ...on Sarissa’s ability to create value in the healthcare space	Despite Sarissa’s suggestions to the contrary, appointing Sarissa nominees has been value destructive for the vast majority of companies that have done so.

•  The median total shareholder return (“TSR”) at companies during the tenure of Sarissa-nominated directors is NEGATIVE 24%.[1]

•  The companies that Sarissa excluded from its presentation had a median TSR of a staggering NEGATIVE 59%.[2]

•  In four instances, companies with Sarissa nominated directors LOST OVER 75% of their value.[3]

SARISSA MYTH #2 ...on M&A	The Board is committed to evaluating any real M&A opportunity that would maximize value for Amarin shareholders, including a sale of the Company.

•  Not a single one of Sarissa’s nominees for Amarin’s Board were involved in the sale processes mentioned in their communications regarding Amarin.

•  Sarissa and its founder, Alex Denner, are both currently facing litigation asserting serious breaches of fiduciary duty related to one of the sales.

•  The Amarin Board specifically added a director – Adam Berger – who brings extensive M&A experience to be prepared for any M&A opportunity. Berger has been involved in over 90 sales during his career in investment banking.

SARISSA MYTH #3 ...on comparing Amarin to The Medicines Company	Sarissa continues to compare Amarin to The Medicines Company, leading you to believe the same playbook will work here. The reality is the situation could not be more different.

For Sarissa to claim that it knows how to navigate the complex world of European and global drug pricing based on its involvement in The Medicines Company is deceitful at best. Unlike Amarin, The Medicines Company at the time of its sale:

•  Had not initiated large-scale commercialization efforts for its lead product.

•  Was not facing substantial generic competition in the U.S. for its lead product. The bulk of the value attributed by Novartis’s $9.7 billion acquisition of The Medicines Company was related to this very large U.S. market opportunity.

•  Had not yet filed its lead product for approval in Europe and was not in the most critical stages of pricing and reimbursement negotiation.

[1]

Statistics are based on the total stock return of companies where a Sarissa-affiliated director held tenure as a board member, from the market date immediately preceding their first date in-service, to the final date of their service or February 3, 2023. Companies with Sarissa-affiliated directors include VIVUS, Inc., Emmaus Life Sciences, Inc., ARIAD Pharmaceuticals, Inc., Aegerion Pharmaceuticals, Inc., The Medicines Company, Novelion Therapeutics, Inc., Bioverativ, Inc., Innoviva, Inc., Regulus Therapeutics, Inc., Armata Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., and Alkermes, Plc.

[2]

Statistics are based on the total stock return of companies where a Sarissa-affiliated director held tenure as a board member, from the market date immediately preceding their first date in-service, to the final date of their service or February 3, 2023. Companies with Sarissa-affiliated directors include VIVUS, Inc., Emmaus Life Sciences, Inc., ARIAD Pharmaceuticals, Inc., Aegerion Pharmaceuticals, Inc., The Medicines Company, Novelion Therapeutics, Inc., Bioverativ, Inc., Innoviva, Inc., Regulus Therapeutics, Inc., Armata Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., and Alkermes, Plc.

[3]

Statistics are based on the total stock return of companies where a Sarissa-affiliated director held tenure as a board member, from the market date immediately preceding their first date in-service, to the final date of their service or February 3, 2023. Companies with Sarissa-affiliated directors include VIVUS, Inc., Emmaus Life Sciences, Inc., ARIAD Pharmaceuticals, Inc., Aegerion Pharmaceuticals, Inc., The Medicines Company, Novelion Therapeutics, Inc., Bioverativ, Inc., Innoviva, Inc., Regulus Therapeutics, Inc., Armata Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., and Alkermes, Plc.

SARISSA MYTH #4 ...on European launch and reimbursement in Germany	Sarissa has no understanding of the German market and very limited experience with international operations. Sarissa conveniently ignores that our stated objective was to launch in up to six markets in 2022. Amarin launched in five of the six. We are well on track.

•  Amarin started 2022 in the price negotiation stage with one European market, and by the end of the year, advanced VAZKEPA® to be fully available in five markets with another five markets in the pricing negotiation stage.

•  Beyond Europe, we secured six additional international regulatory approvals last year, as well as a seventh key approval just two weeks ago.

•  In Germany, we pivoted quickly, as the price we were offered was below our cost and would have been a dangerous precedent to set in the midst of other European launches.

SARISSA MYTH #5 ...on a subscription model	Sarissa is recycling ideas about subscription models already considered and rejected by the Amarin Board for good cause.

•  Population health-based models are not a novel idea. They have been evaluated by several companies, including Amarin. They do not benefit all drug profiles, and they have not been executed across all European countries (as Sarissa suggests), only the UK.

•  VASKEPA has a very different profile than The Medicines Company (again, Sarissa’s apparent only example of success) and its drug Inclisiran. Inclisiran was a late entrant injectable biologic, which was facing challenges in uptake and penetration due to its perceived value, cost and route of administration. VAZKEPA, on the other hand, demonstrated a very positive pharmaco-economic value for the UK government and is an oral therapy, which supports uptake by patients and physicians.

•  We have already secured a very attractive price in the UK, compared to all other oral treatment options, which gives us comparable if not better access than The Medicines Company’s Inclisiran/LEQVIO has to the UK population with no additional discounts and no detriment to shareholder value.

SARISSA MYTH #6 ...on cost savings	Within two months of taking over as CEO, in August 2021, Karim Mikhail took swift and decisive action to reduce the salesforce by 50%. This was three months prior to Sarissa’s initial investment.

•  Amarin further reduced its salesforce in June 2022, resulting in a cumulative reduction of 90%.

•  We have delivered savings of $50 million in the second half of 2022 and are on track to achieve $100 million by mid-2023 as we said we would do.

•  We have made substantial progress on supply chain renegotiations, which reduced supply purchases by $150 million between the first half of 2022 and second half of 2022.

SARISSA MYTH #7 ...on Per Wold-Olsen and Karim Mikhail’s purported working relationship at Merck	Implying that Chairman Per Wold-Olsen and CEO Karim Mikhail had a close working relationship at Merck is false.

•  Per Wold-Olsen left Merck in 2006 and Karim Mikhail left Merck in 2018. Merck is an enormous company, and unsurprisingly Mikhail and Wold-Olsen did not have any direct working relationship at Merck (or any other interactions) prior to Wold-Olsen joining the Amarin Board.

•  Wold-Olsen was identified through the independent search firm, and Mikhail was in no way involved in the interview and selection process beyond the typical involvement of a CEO and Board member.

SARISSA MYTH #8 ...on General Meeting timeline	Amarin set the meeting date as late as possible under UK law to provide shareholders the longest possible amount of time to vote.

•  The voting deadlines that Sarissa cites are nothing more than voting cutoffs set up by the banks and brokers through which most shareholders hold their shares. In fact, Amarin unsuccessfully tried to persuade the depositary bank, Citi, to extend the deadline.

•  Sarissa and its advisors are fully aware of these facts. If Sarissa cannot be trusted to provide you with the truth on simple proxy voting mechanics, you should question the validity of its other assertions.

SARISSA MYTH #9 ...on Board refreshment	Amarin has conducted a comprehensive, independent and transparent refreshment process.

In its Board refreshment, Amarin:

•  Cast a wide net and interviewed over 30 candidates, including members of Sarissa’s slate.

•  All candidates we have interviewed were brought to us by a renowned independent search firm.

•  Every member of our Board participated in the process.

This refreshment process remains active, and we are open to all qualified candidates. In fact, we have offered to interview two of Sarissa’s new nominees, Paul Cohen and Diane Sullivan, who have backgrounds in specific areas we are evaluating as part of our ongoing Board refreshment process. Sarissa has ignored this request following direct outreach from our Board.

Facts about Sarissa’s previous lack of engagement:

•  In the summer of 2022, despite repeated requests, Sarissa refused to give Amarin names after telling us for over 10 weeks that they had specific nominees in mind.

•  Sarissa demanded that at least three of its original candidates be appointed in a matter of days after the names were disclosed, violating basic corporate governance process.

•  As part of Sarissa’s original nominations, they proposed two junior Sarissa research analysts with less than five years of work experience, which highlights their cavalier approach to this campaign.

SARISSA MYTH #10 ...on shareholder communications	We are a new Board that is working to create value for each and every one of you, and expanding our commitment to engagement is a part of that. We know we can do even more, and we will.

•  Following our 2022 Annual Meeting, the Board requested a significant and accelerated deep dive on our investor base to increase the level of engagement. The Board and management established a detailed plan, and in 2022 alone, we have created the foundation for Amarin’s IR program, including:

•  Quarterly outreach to over 75 top holders, potential investors and analysts

•  Regular participation at industry conferences with regular business updates

•  Conducting over 200 1x1 meetings

•  Responding to hundreds of shareholder inquiries

•  Amarin is also taking steps to improve engagement with retail shareholders specifically, which represent a large portion of our stock, including implementing enhancements to our website to enhance responsiveness and clarify our messaging.

Amarin’s Board and management team have a clear strategy to address the major challenges facing the Company today. Sarissa does not, and they seem willing to say anything to mislead you, our shareholders.

As a result, we strongly recommend that Amarin shareholders vote on the WHITE proxy card “AGAINST” removing our Chairman and “AGAINST” adding Sarissa’s slate to the Board.

We encourage you to visit our website www.voteamarin.com for more details on our plan and FAQs.

Thank you for your support,

The Amarin Board of Directors

YOUR VOTE IS IMPORTANT!

If you have any questions, or need assistance in voting your ADS or shares on the WHITE proxy card, please call our proxy solicitor:

Morrow Sodali LLC	Okapi Partners LLC
509 Madison Avenue, 12th Floor	1212 Avenue of the Americas, 17th Floor
New York, NY 10022	New York, NY 10036

Toll-free: 1 (800) 662-5200	Toll-free: 1 (844) 343-2625
Collect: 1 (203) 658-9400	International: 1 (212) 297-0720
Email: AMRN@info.morrowsodali.com	Email: info@okapipartners.com

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

The following is an employee email issued by the Company:

Subject: Update on General Meeting

Dear Colleagues,

As we progress toward the February 28 General Meeting, I wanted to thank you for your continued focus and support, and share a quick update.

You may have already seen the new website we launched, www.voteamarin.com, which has important information and videos from our directors – I encourage you to check it out and encourage all employee shareholders to vote on our WHITE proxy card.

We are meeting with Amarin shareholders as part of the solicitation effort and today, members of our Board and management team are meeting with two leading proxy advisory firms – ISS and Glass Lewis – that provide investors with research, data and recommendations on how to vote in situations like this. We issued a third letter [hyperlink] to our shareholders, highlighting Sarissa’s myths vs. the facts, and published an investor presentation [hyperlink] which highlights the New Amarin in terms of our team, our Board, and our strategy.

If you are an Amarin shareholder, you play a critical role in helping secure the future direction of your company. If you own Amarin stock as of January 23, 2023, you have been receiving voting materials in the mail, including a WHITE proxy card, the Amarin proxy statement and cover letter describing the importance of your vote at this meeting. You may also receive proxy materials from Sarissa that contain a proxy card. Please discard and do NOT vote using any materials you may receive from Sarissa as it will revoke any vote you may have submitted on Amarin’s WHITE proxy card.

With the compressed timeframe until the General Meeting, I encourage you to vote as soon as you can. Your vote is important, no matter how many shares you own. You can vote online, by phone and by mail. Importantly, only your latest-dated proxy counts. If you have any additional questions or need assistance in voting your shares, please call our proxy solicitor, Morrow Sodali, at 1-800-662-5200 and Okapi Partners at 1-844-343-2625.

I want to thank you again for demonstrating the utmost focus throughout this period. At the end of the day, your commitment to patients is what drives us forward. This does not go unrecognized.

On behalf of the entire Board and management team, we sincerely appreciate your support.

Regards,

Karim Mikhail

President & Chief Executive Officer

Consistent with company policy, if you receive any inquiries from members of the media, analysts, or investors, please direct them to Mark Marmur.

Forward-Looking Statements

This communication contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

The following is a statement posted by the Company on Twitter:

We are stating the facts, while #Sarissa will say just about anything to get underqualified candidates on the $AMRN Board. Our shareholders deserve the truth. Find myths vs. facts at www.voteamarin.com #votethewhiteproxycard